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DISTRIBUTION SERVICE AGREEMENT
     This Distribution Service Agreement (the “AGREEMENT”) is made and entered into on December 28, 2007 with an effective date of December 31, 2007 (the “Effective Date”), by and between MAPCO Express, Inc., a Delaware corporation (hereinafter referred to as “MAPCO”) and Core-Mark International, Inc., a Delaware corporation (hereinafter referred to as “Core-Mark”)
RECITALS
     WHEREAS, MAPCO is in the business of operating retail fuel and convenience food stores; and
     WHEREAS, Core-Mark is in the business of wholesale distribution of food and non-food/general merchandise products throughout the United States of America;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:
ARTICLE I
SCOPE OF AGREEMENT
     1.1 Covered Stores. This Agreement shall apply to the retail fuel and convenience food stores located in the United States that may be owned and operated from time to time by MAPCO, or any affiliate of MAPCO during the term of this Agreement. Should MAPCO, or any affiliate of MAPCO, build new or otherwise acquire or operate additional retail fuel and convenience stores after the date of this Agreement, such additional stores shall become subject to the terms and conditions of this Agreement. If MAPCO acquires stores that are subject to an existing distribution agreement with another distributor, MAPCO may, in its sole discretion, assume the existing distribution agreement in connection with the acquisition. In the event such assumption occurs, the stores covered by the existing distribution agreement shall not become subject to this Agreement until the expiration or other termination of the existing distribution agreement, and MAPCO shall not exercise any of its extensions or renewal options contained therein. MAPCO will notify Core-Mark if MAPCO commits to assume an existing distribution agreement.
     For purposes of this Agreement, an “AFFILIATE” of a person or entity shall mean any entity directly or indirectly controlled by that person or entity. Without limitation, a person or entity shall be deemed to control another entity if the person or entity owns or has the power to vote, directly or indirectly, more than fifty percent (50%) of the voting rights of such other entity.
     1.2 Franchisees & Licensees. During the term of this Agreement, Core-Mark shall be the recommended supplier to any franchisees and licensees of MAPCO, or any affiliate of MAPCO, if any. It is understood that MAPCO can only recommend suppliers to franchisees and licensees and cannot require purchases by these entities from the recommended suppliers. It is also understood that this Section shall not apply to MAPCO’s wholesale fuel customers (i.e., dealers).
     1.3 Purchase of Products & Services. During the term of this Agreement, MAPCO and all affiliates of MAPCO will purchase from Core-Mark, and Core-Mark will sell and deliver to MAPCO and any affiliate of MAPCO all of the stores’ requirements of wholesale food and non-food/general merchandise products customarily supplied by convenience food wholesalers in accordance with the prices and other terms and conditions outlined in the Exhibit “A”, Exhibit “B” and Exhibit “C” attached hereto and incorporated herein for all purposes. Subject to Section 1.5 below, such products shall include

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all standard convenience food store items, including, but not limited to, the following (the “PRODUCTS”):
          (a) Groceries, including coffee, tea, cereal, canned meats, condiments, juice, baby food, canned and dry goods and eggs;
          (b) Deli foods, including meats and salads, breakfast foods, nachos and bulk sausage, franks, cheese and fish;
          (c) Frozen foods, such as fruits, vegetables and juices;
          (d) Frozen fast foods, such as burritos, pizza, pizza pieces, frozen sandwiches, and salads;
          (e) Candy, snacks and popcorn;
          (f) Cigarettes and tobacco products (other than “fourth tier” products not distributed by Core-Mark);
          (g) Cold packaged meats, lunch meats and cheeses;
          (h) Shortening, breading and kitchen supplies;
          (i) Prepaid phone cards and cellular phones;
          (j) Post mix products including CO(2) Tanks;
          (k) Store supply items, i.e., wraps, fast food supplies (including napkins, individual condiments and cleaners);
          (l) Cooler items, i.e., cheese, biscuits, dips, cultured products, butter and margarine;
          (m) Health and beauty aids, hosiery, and film and flash; and,
          (n) General merchandise items, including motor oil, other automotive products, house wares, hardware, electrical supplies, baby supplies, sunglasses, lighters, toys and pet supplies
Core-Mark acknowledges that MAPCO may have existing affiliate or third party agreements for the supply of some Products and may use an affiliate or a third-party distributor to supply items other than those customarily supplied by convenience food wholesalers, including without limitation close-outs, one-time special buys, non-major brand fourth tier cigarettes and imported novelty times. However, before exercising any right to renew any existing agreement and before executing any agreement to supply items other than those customarily supplied by convenience food wholesalers, MAPCO shall first offer Core-Mark the right to include any such product in this Agreement.
     1.4 Cost of Products. All Products other than cigarettes (whether purchased by Core-Mark directly from a manufacturer or from another source) shall be billed at Cost (as herein defined), plus the applicable percentage markups for each UIN department or category as set forth on the Billing Plan attached hereto as Exhibit “A” and Exhibit “C”, plus any federal, state or local taxes prescribed by law. This total shall then be reduced by promotional deals and allowances granted by manufacturers specifically to retailers for the time period provided by the manufacturer during their buy period. For
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purposes of this Agreement, “COST” shall mean the manufacturer’s current published or publicly quoted delivered list price based on the buying bracket in which Core-Mark normally buys that Product for the Core-Mark division or subsidiary servicing the respective store(s) at date of delivery of Products to such stores (notwithstanding the fact that a particular Product may have been purchased from a person or entity other than the manufacturer) without regard to any cash discounts or volume discounts or rebates allowed by the manufacturer to Core-Mark, plus any applicable freight charges from the manufacturers shipping point to the appropriate Core-Mark division or subsidiary (including sort and segregate charges). Backhaul income generated by Core-Mark using its own or another authorized carrier, at Core-Mark’s expense, shall be retained by Core-Mark. Core-Mark reserves the right to impute cash discounts of up to two percent (2%), or more if such higher discount is standard for that category of Product, or any portion thereof which is not allowed by the manufacturer to Core-Mark, and to do so in calculating Cost. For purposes of this Agreement, the term “MANUFACTURER” means the person or entity that manufactures or causes others to manufacture goods or products which are marketed under brands or labels controlled by such person or entity, or any affiliate of such person or entity. Cigarettes shall be billed in accordance with Exhibit B.
     1.5 Core Item Mix. The stores’ product mix will be developed mostly from the currently existing items in each Core-Mark division. In addition, Core-Mark agrees to use reasonable efforts to stock MAPCO’s proprietary or other specialty items.
ARTICLE II
SUPPLY SERVICES
     2.1 Product Delivery. Core-Mark, by and through its divisions and/or subsidiaries, shall supply and deliver Products ordered by the stores on a weekly basis except as otherwise agreed to in writing by the parties. In servicing the stores, Core-Mark shall utilize a 24 hour/7 day delivery schedule. However, it is understood that some store locations, due to limited hours of operations or local governmental restrictions, may be unable to accommodate this preference. In such instances, the parties will attempt to achieve the most flexible delivery window possible considering the aforementioned restrictions, if any. Each store shall order and Core-Mark shall deliver Products to each store once per week. MAPCO may also request delivery twice per week at up to [* * *] of its stores at any given time. In addition, MAPCO may also receive delivery twice per week at all its stores pursuant to the Vendor Consolidation Initiative (“VCI”) offering, outlined in Exhibit D.
     2.2 Other Customers of Core-Mark. This Agreement shall in no way act to foreclose Core-Mark from supplying and delivering products or services to any other customer or entity so long as such other business does not materially impede Core-Mark’s service to MAPCO hereunder.
     2.3 Item Maintenance & Store Traits. MAPCO agrees to perform store and item maintenance using Core-Mark provided suite of eBusiness applications including AIMS, RPMS and COMPASS software via the Internet (or any future software products Core-Mark may make available in the future), or provide this information to Core-Mark in an alternative format or through alternative means as mutually agreed between MAPCO and Core-Mark.
     2.4 Account Management. Core-Mark shall provide MAPCO with a full-time, on-site account representative located in [* * *]. The [* * *] representative shall be employed by Core-Mark and shall not be a MAPCO employee. The [* * *] representative shall facilitate the ordering and distribution processes under this Agreement and implement new programs across all of Core-Mark’s divisions servicing MAPCO. The [* * *] representative shall serve as MAPCO’s primary point of contact with Core-Mark. In addition to providing the [* * *] representative, Core-Mark will reimburse MAPCO up to
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[* * *] per year for aggregate payroll costs incurred by MAPCO in connection with up to [* * *] field representatives employed by MAPCO.
     2.5 Agents & Subcontractors. To the extent that any services are provided by third parties acting as agents or subcontractors of Core-Mark, such agents or subcontractors shall be acting as authorized agents of Core-Mark and not MAPCO. Core-Mark shall be responsible for any and all losses incurred by MAPCO in connection with the acts and omissions of such parties.
ARTICLE III
PAYMENT TERMS
     3.1 Payment Terms for Products Purchases. MAPCO shall cause payment to be made by ACH Credit (or ACH Debit if approved by Core-Mark) or wire transfer to Core-Mark for all Products purchased by the stores not later than 12:00 Noon [* * *] from the date MAPCO receives Core-Mark’s invoice. Such payments shall be in the full amount of the invoices to which they relate. Any amounts not paid when due shall bear interest at ten percent (10%) per annum but in no event in excess of the maximum rate allowed by applicable law. The parties shall be entitled to offset any or all rebates or other amounts due against any amounts due and owing pursuant to this Agreement, including any accrued interest thereon.
     3.2 Confirmation. MAPCO shall have the right, at any time during the term of this Agreement and at any time within twelve (12) months following termination of this Agreement, to nominate an independent certified public accountant, reasonably acceptable to Core-Mark, who shall have access to Core-Mark’s records during reasonable business hours for the purpose of verifying the payments due to or made by MAPCO under this Agreement; provided, however, that MAPCO may not exercise this right more than once in any calendar year. Such independent certified public accountant may disclose information to MAPCO only if it is relevant to the accuracy of the payments made in accordance with this Agreement. The expense of such independent certified public accountant shall be paid by MAPCO unless verification indicates that MAPCO has overpaid Core-Mark by [* * *] or more during the audited period, in which case such expenses shall be paid by Core-Mark.
ARTICLE IV
TERM AND TERMINATION
     4.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with terms of this Agreement, or by mutual consent of the parties, will continue thereafter until December 31, 2010; provided, however, that MAPCO shall be entitled to extend the term of this Agreement for an additional three (3) year period through December 31, 2013 by delivering to Core-Mark written notice of its exercise of such extension right on or before October 1, 2010. In the event MAPCO exercises such extension right, all terms and conditions of this Agreement will apply during the extended term. Upon termination of this Agreement, Core-Mark and MAPCO will fulfill their respective obligations hereunder with respect to all orders that have been placed by the stores and/or delivered by Core-Mark prior to the effective date of such termination.
     4.2 Termination Due to Payment Default. In the event that either party fails to make payments to the other at such time as payment is required to be made by this Agreement (“PAYMENT DEFAULT”), the payee will have the right, upon two (2) business days advance written notice, to suspend performance of its obligations under this Agreement until such time as the Payment Default is cured. If a Payment Default is not cured within ten (10) business days after notice of such default, the payee may terminate this Agreement at any time while such Payment Default continues. However, nothing in this Agreement shall constitute a waiver of the payee’s remedies under applicable law.
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     4.3 Termination Remedies to Both Parties.
          (a) Either party may immediately terminate this Agreement or suspend its performance under this Agreement at such party’s sole discretion with written notice upon: (i) the institution by or against the other party to this Agreement of insolvency, bankruptcy or similar proceedings; (ii) any assignment or attempted assignment for the benefit of creditors by the other party; (iii) any appointment, or application for such appointment, of a receiver for the other party; (iv) the other party becoming insolvent or unable to pay its debts as they come due; (v) an involuntary lien being filed or levied against, or foreclosure or seizure of materially all or a significant portion of, the other party’s assets, including, without limitation, inventory, by a creditor, lien holder, lessor, governmental authority or other person, which has not been removed within ten (10) business days; (vi) the other party’s material falsification of any records or reports required hereunder; or (vii) a material adverse change in the other party’s financial condition.
          (b) Either party may terminate this Agreement in the event of other party’s breach of, or failure to comply with, any material term or provision of this Agreement, provided that the material breach or failure continues for thirty (30) days after such party has received written notice of such breach or failure from the other party; provided, however that this subsection (b) shall not apply to a Payment Default.
ARTICLE V
COMPENSATION
     5.1 Annual Contract Allowance. Core-Mark will pay MAPCO an annual contract allowance (prorated as necessary) of [* * *] during the full term, or any extensions, of this agreement.
     5.2 Store Marketing Allowance. Within ten (10) business days after the end of each Core-Mark accounting quarter during the term of this Agreement, Core-Mark agrees to pay MAPCO a marketing allowance (the “Marketing Allowance”) in the amount of [* * *] per quarter per store in operation and subject to this Agreement during such quarter. The Marketing Allowance shall be prorated for stores that were not in operation or otherwise subject to this Agreement for the entire quarter.
     5.3 Unless noted separately, all rebate and allowance monies due MAPCO from Core-Mark shall be paid, on a pro rata basis as described herein, within ten (10) days of the end of each calendar quarter.
ARTICLE VI
MISCELLANEOUS
     6.0 Store Ordering Device. MAPCO will be responsible for purchasing, developing and implementing proprietary store ordering devices which are compatible with Core-Mark business systems. Core-Mark will provide telxon units to MAPCO stores until such time that MAPCO is able to implement the Store Ordering Devices as replacements. If MAPCO requires Core-Mark to provide telxon units, the fee for each unit will be [* * *] per week. The telxon fee will be waived during MAPCO’s first [* * *] of the agreement.
     6.1 Organization, Good Standing, Etc. MAPCO hereby represents and warrants to Core-Mark that it and any of its affiliates operating stores subject to this Agreement are duly organized, validly existing and in good standing under the laws of the state of their respective formation and have all requisite power and authority, and all material licenses, permits and certificates to own and operate their
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respective properties and assets and to carry on their respective businesses. MAPCO further represents and warrants that it and any affiliate is duly qualified to do business and is in good standing as a foreign corporation or other entity in each other jurisdiction in which the ownership or operation of its properties or assets or the nature of its business requires such qualification. MAPCO further represents and warrants that execution of this Agreement has been duly and validly authorized and that the persons executing this Agreement have all power and authority to bind MAPCO to all terms and conditions of this Agreement.
     6.2 Assignment. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but may not be assigned by any party hereto without the prior written consent of the other party. However, this Agreement may be assigned by either party to any entity acquiring all or substantially all of the business or assets of either party, including all or substantially all of the stores then-currently subject to this Agreement.
     6.3 Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and delivered personally or sent, by telecopy, facsimile transmission, a nationally recognized overnight delivery service, or registered or certified mail, postage prepaid, to the other party at the following address (or to such other address as the parties shall provide to the other in writing):

MAPCO Express, Inc.	Core-Mark International
7102 Commerce Way	395 Oyster Point Blvd., Suite 415
Brentwood, TN 37027	South San Francisco, CA 94080
Attn: Vice President of Marketing	Attn: SVP, U.S. Divisions
Facsimile: (615) 224-9345	Facsimile: (650) 589-4050

CC: General Counsel	CC: Chief Executive Officer
Facsimile: (615) 435-1271	Facsimile: (650) 589-4050
     All such notices, requests, consents, waivers or other communications shall be deemed to have been given and received on the date of delivery or on the third business day after mailing thereof in accordance with this Section 6.3.
     6.4 Confidentiality. For purposes of this Agreement, the term “CONFIDENTIAL INFORMATION” shall mean information communicated in connection with this Agreement that is conspicuously marked by the disclosing party as confidential or that, given the circumstances surrounding disclosure, the receiving party should reasonably perceive to be confidential and valuable to the disclosing party. Core-Mark and MAPCO each agree that all Confidential Information will be and was received in strict confidence, and will be used only for purposes of this Agreement and that no Confidential Information, including without limitation the provisions of this Agreement, will be disclosed by the receiving party, its agents or employees without the prior written consent of the disclosing party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the receiving party. Core-Mark is authorized to submit store and item level Product purchase data to the Product manufacturers. The provision of this Section 6.4 will survive for three (3) years after the termination, for any reason, of this Agreement.
     6.5 Financial Statements. Upon Core-Mark’s request and subject in all instances to the confidentiality provisions of this Agreement, MAPCO shall furnish Core-Mark with MAPCO’s most recent quarterly or annual financial statements prepared in accordance with generally accepted accounting principles. Such financial statements shall be furnished to Treasurer, Core-Mark International, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080. Core-Mark acknowledges that MAPCO is a wholly-owned direct subsidiary of Delek US Holdings, Inc., a Delaware corporation publicly traded
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on the New York Stock Exchange. Nothing in this Agreement shall be deemed to require MAPCO to prepare any financial statements separate and apart from that which is necessary to meet the financial reporting obligations of Delek US Holdings, Inc.
     6.6 Publicity. Neither Core-Mark nor MAPCO nor any affiliate of either will issue or make, or cause to have issued or made, any media release or announcement concerning this Agreement or the transactions contemplated hereby without the prior approval of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of such party. However, either party may make reference to the other party as applicable for purposes of identification of top suppliers or customers to certain external constituents, such as investors or potential investors, provided no agreement details are shared without prior written consent.
     6.7 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto; all of which together shall constitute one and the same instrument.
     6.8 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void by a court of competent jurisdiction, then both parties will be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable. If the remainder of this Agreement is not affected by such declaration or finding, then each provision not so affected will be enforced to the extent permitted by law.
     6.9 Entire Agreement. The parties agree that this Agreement sets forth their entire Agreement and there are no promises or understandings other than those stated herein.
     6.10 LIMITATION OF LIABILITY. NOTWITHSTANDING ANY PROVISION OR REFERENCE IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS OR BUSINESS OPPORTUNITIES, OR, LOSSES ATTRIBUTABLE TO OR ARISING FROM OVERHEAD ALLOCATIONS OR GENERAL AND ADMINISTRATIVE COSTS AND EXPENSES.
     6.11 CONTROLLING LAW. THE PARTIES AGREE THAT ALL DISPUTES IN ANY WAY RELATING TO, ARISING UNDER, CONNECTED WITH, OR INCIDENT TO THIS AGREEMENT, AND OVER WHICH THE FEDERAL COURTS HAVE SUBJECT MATTER JURISDICTION, SHALL BE LITIGATED, IF AT ALL, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF TENNESSEE, AND IF NECESSARY, THE CORRESPONDING APPELLATE COURTS. THE PARTIES FURTHER AGREE THAT ALL DISPUTES IN ANY WAY RELATING TO, ARISING UNDER, CONNECTED WITH, OR INCIDENT TO THIS AGREEMENT, AND OVER WHICH THE FEDERAL COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, SHALL BE LITIGATED, IF AT ALL, EXCLUSIVELY IN THE STATE COURTS FOR DAVIDSON COUNTY, TENNESSEE, AND, IF NECESSARY, THE CORRESPONDING APPELLATE COURTS. THE PARTIES ALSO AGREE THAT TENNESSEE LAW (EXCLUDING ITS LAWS RELATING TO CONFLICTS IN LAW), SHALL GOVERN ALL TERMS OF THIS AGREEMENT, INCLUDING THIS PARAGRAPH. THE PARTIES EXPRESSLY SUBMIT THEMSELVES TO THE PERSONAL JURISDICTION OF THE STATE OF TENNESSEE.
     6.12 Authority to Bind. Each person executing this Agreement warrants that he or she has full and legal authority to execute this Agreement for and on behalf of the respective party for which he/she is executing this Agreement and to bind such party.
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     6.13 Force Majeure. Neither party shall be liable to the other party for any failure or delay in performance of its obligations under this Agreement (other that obligations to pay money when due) because of circumstances beyond its reasonable control including, but not limited to, acts of God, flood, fire, riot, accident, strikes, or work stoppages for any reason, embargo, inability to obtain phone lines, government action (including enactment of any laws, ordinances, regulations of the like which restrict or prohibit the providing of the services contemplated by this Agreement) and other causes beyond its reasonable control whether or not of the same class or kind as specifically named above. If either party is unable to perform its obligations hereunder (other than obligations to pay money when due) for any of the reasons described in this Section, the obligations of such party shall be suspended for the duration, and only to the extent of, such force majeure event. Within five (5) business days of the force majeure event, the affected party shall notify the other party of its inability to so perform, the steps it plans to take to rectify or mitigate such inability and the anticipated length of such inability.
     6.14 Cigarette Volume Adjustments. MAPCO and Core-Mark agree to the following potential cigarette volume pricing adjustments:
     (a) If MAPCO’s average weekly carton volume for all covered stores (the “Average Volume”) exceeds [* * *] cartons (the “Base Volume”) in any given thirteen (13) week measurement period (defined below), Core-Mark will pay MAPCO an incremental per carton allowance for all cartons in excess of the Base Volume during that quarter, except in fair trade states, as described below:

(i) (ii) (iii) (iv)	[* * *] cartons above Base Volume [* * *] cartons above Base Volume [* * *] cartons above Base Volume [* * *] or more cartons above Base Volume	No incremental allowance [* * *] per carton [* * *] per carton [* * *] per carton
          (b) If the Average Volume is less than the Base Volume in any given thirteen (13) week measurement period (defined below), Core-Mark may reduce the cigarette rebate (described in Exhibit B) to MAPCO for all cigarettes purchased during that quarter by an amount as described below:

(i) (ii) (iii) (iv)	[* * *] Average Volume [* * *] Average Volume [* * *] Average Volume [* * *] Average Volume	No rebate adjustment [* * *] rebate adjustment [* * *] rebate adjustment [* * *] rebate adjustment
     For measurement purposes, MAPCO and Core-Mark agree to evaluate consecutive, full (Monday thru Friday) thirteen (13) week periods beginning with the first full week after the effective date and continuing in thirteen (13) week periods through the term of this Agreement. The final period may contain more or less than thirteen weeks, but (a) a weekly average for the applicable number of weeks will still be utilized and (b) the final period should be at least seven (7) and no more than twenty (20) weeks.
     6.15 Material Change in Circumstances. At any time after the Effective Date, either party shall have the right to send a written notice to the other party requesting renegotiation of this Agreement (a “CHANGE NOTICE”) in the event of a significant change in circumstances which materially affect product or delivery cost with respect to the Products and services to be provided by Core-Mark to MAPCO pursuant to this Agreement or which materially affect the overall economics of such party’s business. A party may not send more than one (1) Change Notice during any given twelve (12) month period of this Agreement. The Change Notice shall describe in detail the change in circumstances, the material effects thereof on the party sending the Change Notice, and the modifications to this Agreement
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being requested as a result thereof. Examples of a material change would include, without limitation, (a) store count change of 20% or more during any given twelve (12) month period, (b) purchase volume change of 20% or more during any given twelve (12) month period, (c) a material change in the mix of Products purchased as a result of changes in legal requirements, (d) a material change in merchandising philosophy that results in volume changes of 20% or more during any given twelve (12) month period in the candy, tobacco, cigarette or drink categories or (e) actual purchase volume per covered store that is materially different than that provided by MAPCO to Core-Mark and used by Core-Mark in determining the product pricing set forth in this Agreement. The delivery of a Change Notice shall have no immediate effect and this Agreement shall continue unadjusted until the parties agree on any change(s) to alleviate the material effects described in the Change Notice. If the parties cannot reach agreement as to requested modifications within sixty (60) days after a Change Notice is sent, MAPCO and Core-Mark agree to address the issue in a meeting between MAPCO’s President and Core-Mark’s President. If no agreement can be reached between the parties’ Presidents, the party sending the Change Notice may terminate this Agreement by giving the other party written notice of termination within thirty (30) days after the date of the President’s meeting, such termination to be effective ninety (90) days after the date of such notice. The notice of termination shall state in detail the modifications to the Agreement that the terminating party requested, and why any modifications proposed by the non-terminating party would not have been sufficient to alleviate the material effects of the change in circumstances.
     6.16 Critical Vendor. MAPCO shall use reasonable efforts and take all reasonable steps (including, without limitation, including Core-Mark in first day notices and motions) to have Core-Mark designated as a “critical vendor” entitled to payment in full for all repetition deliveries of Products in any bankruptcy proceedings in which MAPCO or any of its affiliates is the debtor.
     6.17 Amendments. No modification, alteration, addition, or change in the terms of this Agreement shall be binding on either party hereto unless in writing and signed by the duly authorized representatives of each party, which in the case of MAPCO shall be two (2) officers, at least one of whom shall be the Vice President of Marketing, Chief Operating Officer or President.
     6.18 Liability & Indemnity. The parties shall indemnify, defend and hold each other and each party’s parents, sisters and affiliates and their directors, officers, employees, agents and representatives harmless from and against any and all claims, demands, causes of action, liabilities, judgments, losses, costs, damages, fines, penalties and expenses including, without limitation, reasonable attorneys’ fees, court costs and costs of investigation in connection with, resulting from or arising directly or indirectly from the indemnitor’s breach of any term, provision, representation, warranty, guarantee or requirement of this Agreement or any negligence or willful misconduct by the indemnitor’s agents, subcontractors, or employees including, without limitation: (a) those arising out of or in connection with injuries (including death) to any and all persons and damages to real or personal property sustained or alleged to have been sustained in connection with, resulting from, or arising out of the products, services or equipment of the indemnitor, its agents, subcontractors or employees, and (b) those arising out of or in connection with the actual or asserted failure of the indemnitor, its agents, subcontractors or employees to comply with any laws, rules, regulations, and order promulgated thereunder of any governmental or quasi-governmental authority This provision shall not be negated by virtue of the indemnitee’s negligence (provided the indemnitee is less than 50% at fault), the indemnitee’s or its agents or subcontractor’s insurance, or any insurance carrier’s denial of insurance coverage for the occurrence or event that is the subject matter of the claim. Notwithstanding anything in this Agreement to the contrary, and excepting only instances where Core-Mark Holdings, Inc. or any of its successors, assigns, subsidiaries or affiliates or any of their respective officers, directors, employees, representatives or agents (collectively “CM Party”) are at fault, neither Core-Mark Holdings, Inc. nor any CM Party shall have any liability or responsibility of any kind whatsoever to MAPCO, it’s affiliates and their directors, officers, employees, agents and representatives affiliates and subsidiaries for any losses arising in any manner from the purchase, use or consumption of,
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or exposure to tobacco, cigarettes and/or any other tobacco related Products (including, but not limited to, the consequences or effects (whether to the consumer of any such Product or other persons) from the use or consumption of, or exposure to, any such Products).
     6.19 Required Insurance. Core-Mark shall, at its cost, maintain from and after the effective date and until the expiration or termination of this Agreement, insurance with carriers reasonably acceptable to MAPCO of the following kinds and amounts, or in the amounts required by law, whichever is greater:
          (a) Worker’s Compensation. Worker’s compensation and employer’s liability insurance affording (i) protection under the worker’s compensation law of the state in which work is to be performed, or containing an all-states endorsement; and (ii) employer’s liability protection subject to a limit of not less than one million dollars ($1,000,000).
          (b) General Liability. Commercial general liability insurance written on an occurrence basis in amounts not less than $3,000,000 per occurrence, $3,000,000 Products and Completed Operations, and $5,000,000 annual aggregate. This insurance shall include contractual liability coverage for the liabilities assumed by Core-Mark under this Agreement, and coverage for property in the care, custody, or control of Core-Mark, including any equipment of Core-Mark to be maintained on the premises of any MAPCO location.
          (c) Errors & Omissions. Core-Mark has researched this coverage and elects to self-insure for this exposure.
          (d) Crime. Crime insurance in an amount not less than [* * *] per occurrence.
          (e) Automobile Liability. Automobile liability insurance in amounts not less than [* * *] Any Accident (Combined Bodily Injury and Property Damage).
          (f) Excess Liability Insurance. Core-Mark shall provide excess liability coverage in an amount not less than [* * *] for personal injuries and property damage arising out of any one occurrence. This insurance shall be in excess of the insurance or self-insurance otherwise required in this Section 6.19.
     Except for workers’ compensation insurance, MAPCO shall be named as an additional insured. Before any products/services may be delivered to MAPCO, Core-Mark shall provide MAPCO with certificates of insurance evidencing the required coverage and upon each renewal of such policies thereafter, including a clause that obligates the insurer to give MAPCO at least thirty (30) days prior written notice of any material change or cancellation of such policies, and a clause that neither the insurance company nor any of its underwriters shall have any right to subrogation against MAPCO, its parent, subsidiaries, and affiliates, and their directors, officers, employees, agents, representatives, insurers, underwriters and other similar parties. This section shall in no way affect the indemnification, remedy, or warranty provisions set forth in this Agreement. If any portion of the services covered under this Agreement is subcontracted by Core-Mark, Core-Mark shall require each subcontractor to maintain and furnish satisfactory evidence that such subcontractor has worker’s compensation and employer’s liability insurance and such other forms and amounts of insurance as MAPCO deems reasonably appropriate.
Distribution Service Agreement • Core-Mark -w- MAPCO Express • 2007 • Page 10 of 19

[* * *] CONFIDENTIAL TREATMENT
     6.20 Enforcement Costs. The prevailing party in any litigation or other dispute resolution proceeding arising under this Agreement may collect, in addition to any other remedies available to it, its reasonable attorneys’ fees and courts costs incurred in the proceeding.
     6.21 Computation of Time. In computing any period of time prescribed or allowed by this Agreement, the day of the act, event or default from which the period begins to run shall not be included. If the last day of a period falls upon a day that is not a business day, the period shall extend through the next business day. The term “business day” does not include Saturdays, Sundays or “legal holidays” as defined in Rule 6 of the Federal Rules of Civil Procedure. All references to “days” in this Agreement shall be deemed to mean calendar days unless specifically designated otherwise. References to the time of day shall be deemed to mean local time in Brentwood, Tennessee.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written above.

MAPCO EXPRESS, INC.		CORE-MARK INTERNATIONAL, INC.

/s/ Paul Pierce		/s/ Christopher L. Walsh

By:	Paul Pierce	By:	Christopher L. Walsh
Title:	Vice President of Marketing	Title:	Senior Vice President of US Distribution

/s/ Assi Ginzburg
By:
By:
Title:	VP
Distribution Service Agreement • Core-Mark -w- MAPCO Express • 2007 • Page 11 of 19

[* * *] CONFIDENTIAL TREATMENT
EXHIBIT “A”
BILLING COMPONENTS AND TERMS AND CONDITIONS

Grocery	Exhibit “C”

Cigarettes	Exhibit “B”

Product Returns	Exhibit “E”

AIMS/RPMS/COMPASS and eBusiness
Maintenance by Core-Mark                    No Charge
* Tote box net deposit charge = [* * *]
Core-Mark will not charge then credit all totes, but only charge for net short returns
* CO2 deposit charge = [* * *]/20lb. Container
Core-Mark will not charge then credit CO2 containers, but only charge for net short returns
FUEL PRICE SURCHAGE/CREDIT
During each Core-Mark quarterly accounting period during the term of this Agreement, Core-Mark will determine if a fuel price surcharge/credit is applicable. A surcharge will be applicable if at the end of the first week of such period the average fuel cost for the preceding four week period as posted on the EIA Report on Highway Diesel Prices Website, or such other comparable report if the EIA Report is no longer published (the “EIA REPORT”), is above [* * *] per gallon. Conversely, a credit will be applicable if at the end of the first week of such period the average fuel cost for the preceding four week period as posted on the EIA Report is less than [* * *] per gallon. The per gallon amounts of [* * *] and [* * *] represents a range of [* * *] above and below the [* * *] average fuel cost on the EIA Report for the years 2001, 2002 and 2003 (“BASE RANGE”). No fuel surcharge or credits will be calculated if the average fuel cost during the preceding four week period as posted on the EIA Report is within the Base Range.
Any surcharge/credit will be effective from the beginning of the third week in the Core-Mark accounting period in which such surcharge credit determination is made through the end of the second week of the immediately succeeding Core-Mark accounting period. The effective fuel surcharge (or credit) will be [* * *] per delivery for every $0.25 (or pro rata portion thereof) variance from the Base Range.
Distribution Service Agreement • Core-Mark -w- MAPCO Express • 2007 • Page 12 of 19

[* * *] CONFIDENTIAL TREATMENT
EXHIBIT “B”
CIGARETTE PRICING
All cigarettes (i) for stores located in Tennessee, Virginia, Alabama, Georgia and Kentucky shall be billed at the then current manufacturer list price plus (a) [* * *] per carton mark-up with respect to all cigarettes manufactured by Philip Morris or any of its respective affiliates, or the Brown & Williamson business unit of Reynolds American, except as provided otherwise in (c) below, (b) a [* * *] per carton mark-up on all cigarettes manufactured by Reynolds American or any of its affiliates, except as provided otherwise in (a) above or (c) or (d) below, (c) a [* * *] per carton mark-up on Misty, GPC, Viceroy and any other similarly priced cigarettes previously manufactured by Brown & Williamson, or any of its affiliates (including certain Pall Mall cigarettes), (d) a [* * *] per carton mark-up on Forsythe cigarettes, (e) a [* * *] per carton mark-up on all cigarettes manufactured by Lorillard Tobacco Company or any of its affiliates, or (f) a [* * *] mark-up per carton with respect to cigarettes not described in (a), (b), (c), (d) or (e) above, and (ii) for stores located in Mississippi, Louisiana, Virginia, Kentucky or Arkansas, manufacturer list price plus, in all cases, all then applicable taxes and fair trade mark-ups. The per carton mark-ups described in (i) or (ii) above will be proportionately increased/decreased in the event of any post-January 1, 2008 increases/decreases in the amounts payable to and/or discounts available to Core-Mark from the cigarette manufacturers related to the purchase of cigarettes from such manufacturers by Core-Mark. Additionally, Core-Mark will pay MAPCO a per carton rebate of [* * *], based on carton purchases in the following states: Alabama, Georgia, Tennessee, Virginia, and Kentucky. The per carton rebates described below will be paid within ten (10) business days after the end of each Core-Mark quarterly fiscal accounting period.
No rebates will be paid on purchases by MAPCO of cigarettes manufactured by the following manufacturers or any other manufacturers that do not offer satisfactory rebate/promotional programs to Core-Mark:
Imperial Tobacco
KingMaker
Kretek
Nat Sherman
Premier
Santa Fe Natural
Tobacco Exports
S&M Brands, Inc.
Core-Mark shall provide MAPCO [* * *] of price credit protection Core-Mark may receive, attributable to the purchases of cigarettes for MAPCO, by the manufacturer on future price increases on cigarettes.
Distribution Service Agreement • Core-Mark -w- MAPCO Express • 2007 • Page 13 of 19

[* * *] CONFIDENTIAL TREATMENT
EXHIBIT “C”
BILLING PLAN MARK-UPS BY UIN DEPARTMENT

MAJOR/ SUB
COMMODITY	COMMODITY DESCRIPTION	MARK-UP ON COST
40/	GROCERY	[* * *]
4514, 19, /24	SOFT/SPORTS DRINKS	[* * *]
10/7	FOUNTAIN SYRUPS FIGAL/BIB	[* * *]
45/5	JUICES	[* * *]
10/7	DRINK POWDER/LIQ/ FOUNTAIN	[* * *]
15/10	COOKIES/CRACKERS	[* * *]
15/20	NUTS/SNACKS	[* * *]
60/58	AUTOMOTIVE/MOTOR OIL	[* * *]
15/15 OR 10/64	NACHO CHIPS	[* * *]
10/2	COFFEE VENDING	[* * *]
10/70	BULK POPCORN/SUPPLIES	[* * *]
60/	GROCERY (NORMAL GMP)	[* * *]
60/42	DISPOSABLE LIGHTERS	[* * *]
10/4 OR 10/19	CUPS & LIDS	[* * *]
90/05-55	STORE SUPPLIES/RACKS	[* * *]
10/54 OR 40/94	BAGS (PAPER, PLASTIC)	[* * *]
30/	CANDY FULL CASE	[* * *]
30/45	CANDY/BAG	[* * *]
30/20	CANDY/COUNT GOODS	[* * *]
75/5, 6	SMOKELESS TOBACCO/SNUFF	[* * *]
75/3, 8-30	TOBACCO CHEWING/SMOKING	[* * *]
75/31-95	CIGARETTE PAPERS/SMOKING ACCESS	[* * *]
70/	TOBACCO CIGARS	[* * *]
40/52-63	FROZEN FOOD RETAIL	[* * *]
10/44	FROZEN FOOD BULK/P.PACK	[* * *]
10/44	DELI MEAT/BULK/PPKFROZEN	[* * *]
10/32, 35	BAKERY FROZEN	[* * *]
10/76	FROZEN FAST FOOD MISC/DESSERTS	[* * *]
10/38	FROZEN SANDWICHES	[* * *]
10/41,72	FZN. FAST FOOD/PIZZA/BURRITO	[* * *]
43/21-23, 10/75	ICE CREAM TAKE HOME	[* * *]
43/24	FROZEN NOVELTIES RETAIL	[* * *]
45/10	REFRIGERATED JUICE/SHAKES	[* * *]
43/11 OR 10/29	PACKAGED CHEESE	[* * *]
10/32	REFRIGERATED BAKERY	[* * *]
43/12	EGGS	[* * *]
10/61	FRESH PRODUCE	[* * *]
10/44	FROZEN BEEF	[* * *]
10/26	PROCESSED MEATS	[* * *]
10/47	WAFER MEATS	[* * *]
10/47	FRESH BOX BEEF	[* * *]
10/47	FRESH POULTRY	[* * *]
10/47	FRESH SEAFOOD	[* * *]
10/49	DELI MEAT/BULK/PPK/COOLER	[* * *]
10/29	DELI CHEESE/BULK/PPK	[* * *]
Distribution Service Agreement • Core-Mark -w- MAPCO Express • 2007 • Page 14 of 19

[* * *] CONFIDENTIAL TREATMENT
EXHIBIT “C” (cont.)

MAJOR/ SUB
COMMODITY	COMMODITY DESCRIPTION	MARK-UP ON COST
10/29, 61 10/61 or 40/44 10/44 or 40/62 10/44 or 40/62 10/29, 61 10/61 10/61 10/61 10/44 or 40/62 45/35 40/84 40/84 (by sku)	DELI SALADS/BULK/PPK FROZEN POTATOES FROZEN POULTRY FROZEN PORK FRESH SALADS FRESH BULK VEGETABLES FRESH BULK FRUITS PRODUCE PREPACKAGED FROZEN SEAFOOD BOTTLED WATER FIREWOOD ICE CHESTS	[* * *] [* * *] [* * *] [* * *] [* * *] [* * *] [* * *] [* * *] [* * *] [* * *] [* * *] [* * *]
Distribution Service Agreement • Core-Mark -w- MAPCO Express • 2007 • Page 15 of 19

[* * *] CONFIDENTIAL TREATMENT
EXHIBIT “C” (cont.)

BILLING
PLAN %
MAJOR/ SUB	COMMODITY	MARK-UPS
COMMODITY	DESCRIPTION	SELF SERVICE
65/	HEALTH CARE	[* * *]
65/	BEAUTY CARE	[* * *]
65/70	HAIR ACCSS.	[* * *]
60/24, 26, 82	TOYS/GAMES.NOVELTIES	[* * *]
60/20, 22	SCHOOLS/OFFICE PRODUCTS	[* * *]
60/20	SCHOOL PAPER (ALL TYPES)	[* * *]
60/4	CAPS/HATS	[* * *]
60/4	GLOVES	[* * *]
60/4	SOFTGOODS	[* * *]
40/2 OR 65/68	BABY	[* * *]
60/2	HOSIERY	[* * *]
60/16	SHOE CARE	[* * *]
60/28	SUNGLASSES	[* * *]
60/80	MISC. GEN. MERCHANDISE	[* * *]
60/48	PET SUPPLIES	[* * *]
60/56	AUTO ACCESSORIES	[* * *]
60/8	HOUSEHOLD	[* * *]
60/8	SEWING ACCESSORIES	[* * *]
60/12	HARDWARE	[* * *]
60/52	ELECTRICAL	[* * *]
60/54	LIGHT BULBS	[* * *]
60/36	FILM/TAPES/CD's/ COMPUTER	[* * *]
60/46	BATTERIES	[* * *]
60/42	DISPOSABLE LIGHTERS	[* * *]
60/42	LOGO LIGHTERS	[* * *]
40/84 (by)	ICE CHESTS	[* * *]
10/ 78, 87 60/50, 64	STORE SUPPLIES	[* * *]
30/35, 50, 75	CANDY/GMP	[* * *]
15/30	MEAT SNACKS	[* * *]
DEFAULT MARK-UPS BY COMMODITY
For commodities, sub-commodities, or items, not listed in above, the following default mark-ups by commodity will apply:

Fast Food	[* * *]
Snacks	[* * *]
Candy	[* * *]
Grocery	[* * *]
Dairy	[* * *]
Bread	[* * *]
Retail Beverages	[* * *]
General Merchandise	[* * *]
Health & Beauty Care	[* * *]
Distribution Service Agreement • Core-Mark -w- MAPCO Express • 2007 • Page16 of 19

[* * *] CONFIDENTIAL TREATMENT

Cigars	[* * *]
Tobacco	[* * *]
Mark-ups for products or categories not currently serviced via primary wholesaler, that either are serviced by a current Direct Store Delivery (DSD) supplier or new categories that MAPCO may elect to introduce (see “VCI”, Exhibit “D”), may be determined by separate negotiation between MAPCO and Core-Mark and will in all cases be by mutual consent.
Distribution Service Agreement • Core-Mark -w- MAPCO Express • 2007 • Page 17 of 19

[* * *] CONFIDENTIAL TREATMENT
EXHIBIT “D”
VENDOR CONSOLIDATION INITIATIVE (“VCI”)
[* * *]
Distribution Service Agreement • Core-Mark -w- MAPCO Express • 2007 • Page 18 of 19

[* * *] CONFIDENTIAL TREATMENT
EXHIBIT “E”
CREDIT RETURN POLICY
Core-Mark International, Inc.
Credit Return Policy
[* * *]
Distribution Service Agreement • Core-Mark -w- MAPCO Express • 2007 • Page 19 of 19